===============================================================================================

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2005

LUNA GOLD CORP.
 (Exact name of Registrant as specified in its charter)

WYOMING	333-41516	98-0226032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

475 West Georgia Street, Suite 920
VANCOUVER, BRITISH COLUMBIA CANADA V6B 4M9
 (Address of principal executive offices) (Zip code)

(604) 689-7317
 (Registrant's telephone number, including area code)

============================================================================================

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Pursuant to the terms of a letter of intent dated September 12, 2005 entered into between Luna Gold Inc. ("Luna") and Centerra (U.S.) Inc. ("Centerra"), Luna has granted Centerra an exclusive licence to negotiate an Exploration Option Agreement ("Proposed Centerra Option Agreement") with Luna in respect of 99 unpatented lode mining claims located in the Mountain Springs Mining Area of Lander County, Nevada (the "Property" or the "Red Rock Project"), which licence expires on January 15, 2006 unless mutually extended (the "Licence Period"). On execution of the Letter Agreement, Centerra will pay the sum of US$12,500 to Luna, which is intended as approximate reimbursement for claim maintenance fees paid by Luna for the 2005 - 2006 assessment year. During the Licence Period, Centerra shall negotiate the terms of the Proposed Centerra Option Agreement with Luna and is entitled to explore, but not develop the Property and conduct an examination of the title to the Property. The Proposed Centerra Option Agreement is intended to consist of an initial option to Centerra for a period of six years to acquire up to an undivided 60% interest in the Property by expending an aggregate of US$1,900,000 on the Property by the last day of February, 2011, at which time Luna will enter into a joint venture with Centerra ("Joint Venture") and Centerra will have 90 days to elect to exercise a secondary option to acquire up to an additional 15% interest in the Property and the Joint Venture by expending an aggregate of an additional US$3,100,000 on the Property by the end of the fourth anniversary of the formation of the Joint Venture. Luna leases the Property from an underlying owner and it is contiguous with a separate property owned by Centerra.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LUNA GOLD CORP.
(Registrant)

Dated: September 21, 2005	/s/ Tim Searcy
Tim Searcy, President, Principal Executive Officer and a member of the Board of Directors